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                                                                  EXHIBIT 99.5

LEARN2.COM COMPLETES ACQUISITION OF VIAGRAFIX; ENHANCES LEADERSHIP POSITION IN TECHNOLOGY LEVERAGED DISTANCE LEARNING

WHITE PLAINS, N.Y., Aug. 23 /PRNewswire/ -- Learn2.com (Nasdaq: LTWO - news), the leader in "Technology Leveraged Distance Learning" announced today it closed its acquisition of ViaGrafix Corporation (Nasdaq: VIAX - news), the market leader of multimedia computer learning products geared for the consumer market. Learn2.com will issue approximately 10.7 million shares of stock to acquire all of the outstanding shares of ViaGrafix, valuing the transaction at approximately $35 million. The transaction which will be accounted for as a pooling of interests becomes effective immediately.

As previously announced, the acquisition provides Learn2.com the opportunity to leverage ViaGrafix's number 1 market share as it consolidates its branding. Learn2.com now has a broad spectrum of personal learning solutions under its Learn2.com brand with the addition more than 1,200 titles to Learn2's library of tutorials giving individuals and companies access to a wealth of learning content online at http://www.learn2.com. This event is also a pivotal step in a comprehensive strategy for broadband distribution of learning content.

The acquisition was approved by shareholders of Learn2.com at a special meeting in New York, and by shareholders of ViaGrafix at a meeting in Pryor, Oklahoma, earlier today. Under the terms of the agreement, ViaGrafix shareholders will receive 1.846 shares of Learn2.com common stock per share of ViaGrafix stock.

"The acquisition of ViaGrafix adds several key components to our strategy for leadership in the rapidly growing market of Technology Leveraged Distance Learning," said Stephen P. Gott, President and Chief Executive Officer of Learn2.com. "We now have all of the critical elements of Technology Leveraged Distance Learning which we intend to brand under the Learn2 umbrella. We believe our branding strategy will enable us to capitalize on a ground swell of demand for engaging and effective multimedia distance learning solutions. Our large and expanding library, best-of-breed multimedia development and presentation technology, and growing recognition of the Learn2.com brand will put us and keep us at the head of the class."

ViaGrafix reported revenues of $13.3 million for the six months ended June 30, 1999 and currently enjoys the leading market share, approximately 33%, of sales, of multimedia computer learning. It has created some of the most effective learning products for the PC user, including a library of interactive multimedia courses accessible on the Internet, CD-ROM's, LAN's, intranets, and video for a variety of computer software.

"We are excited to be a part of the leading e-learning company," stated Mike Webster, President and Chief Executive Officer of ViaGrafix. "Learn2.com is pioneering the way in Technology Leverged Distance Learning, the segment of the e-Learning business that will dominate the multitude of applications requiring or benefiting from an interactive engaging experience.
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Controlling the premier position in an industry projected to grow to $6 billion by 2002 is a great place for our shareholders to be."

"With all of the essential elements now in place our mission is to effectively brand our company and our products so that corporations and individuals alike will come to Learn2.com for all of their learning needs. Our vision for Learn2.com is to build the brand the world recognizes as the brand for learning; whether it's learning to balance a checkbook, how to break in a new catcher's mitt, or learning a new computer software program. Learn2.com created Technology Leveraged Distance Learning including e- learning, and we intend to continue to define it as our role in learning, as the world grows and flourishes," Mr. Gott concluded.

About Learn2.com

Learn2.com is the leader in Technology Leveraged Distance Learning. The Learn2.com suite of products provides an engaging learning experience to consumer and corporate customers by allowing interactive multimedia and animated courseware to be accessed instantly on the Web. Learn2.com is also an Internet learning community that offers tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as immediately accessible multimedia consumer courses and tutorials. Corporations have access to the same high quality tutorials through Learn2University that includes additional features such as reporting and administration. For further information contact us at http://www.learn2.com.

Forward-Looking Statements

This news release contains forward-looking statements, which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company. These factors include the Company's success in integrating the business and operations of both constituent companies; the activities of new or existing competitors, the ability to attract and retain employees and strategic partners, the ability to leverage intangible assets in its technology, the ability to complete new projects at planned costs and on planned schedules and adoption of the Internet as a medium of commerce, communications and education. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.